EXHIBIT 2

Company Press Release

First Union Real Estate Investments and Wellsford
Real Properties, Inc. Terminate Discussions

NEW YORK--(BUSINESS WIRE)--Feb. 2, 2000--First Union Real Estate
Investments (NYSE: FUR - news) and Wellsford Real Properties, Inc. (AMEX:WRP - news) announced today that they have terminated their discussions concerning the possibility of a business combination or other material transaction.

Certain statements in this press release constitute "forward-looking statements" under federal securities laws and involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, developmental risks, construction and lease-up delays and cost overruns, inability to comply with local zoning and other laws, environmental matters, demand by prospective tenants, defaults by tenants, lower than anticipated rents, availability of and cost of other properties and financing, and competition.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock real estate investment trust (REIT) headquartered in New York City.

Wellsford Real Properties is a real estate merchant banking firm headquartered in New York City, which acquires, finances, develops and operates real properties and organizes and invests in private and public real estate companies.

Contact:

     Wellsford Real Properties, Inc., New York
     Press:
     Jeffrey H. Lynford
     Chairman
     212/838-3400
          or
     First Union Real Estate Investments, New York
     William A. Ackman
     Chairman
     212/286-0300